EXHIBIT 23.1









                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Kestrel Energy, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-63171, 333-45587, 333-51875, 333-74101, 333-38776, and 333-68086) on
Form S-8 and the registration statements (Nos. 33-89716, 333-27769, 333-87473, 333-31336, 333-45350 and 333-99151) on Form S-3 of Kestrel Energy, Inc. of our report dated September 14, 2001, relating to the consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows of Kestrel Energy, Inc. and subsidiaries for the year then ended, which report appears in the June 30, 2002 Annual Report on Form 10-KSB/A of Kestrel Energy, Inc.




                                    KPMG LLP


Denver, Colorado
January 24, 2003